                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  hereby  consent  to the  use in the  prospectus  constituting  a part of the
Company's  Registration  Statement  on Form SB-2,  of our report  dated July 26,
2004, except for Note 14 (g) to the December 31, 2003 financial statements which is dated  December  8, 2004,  relating  to the  financial  statements  of CepTor
Corporation  as of and for the year ended  December  31, 2003 and for the period from  August 11,  1986 (date of  inception)  to  December  31,  2003,  which are contained  in that  prospectus.  We also hereby  consent to the  reference to us under the heading "Experts" in such Registration Statement.

Our report  contains an explanatory  paragraph  regarding  CepTor  Corporation's ability to continue as a going concern.

/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
October 17, 2005